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BIGLARI HOLDINGS INC.
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On March 12, 2015, Biglari Holdings Inc. issued the following press release containing the text of a letter sent to shareholders:

Biglari Holdings Inc. Urges Shareholders to Reject Groveland Nominations to Board of Directors

SAN ANTONIO, TX, March 12, 2015 — The independent directors of Biglari Holdings Inc. (NYSE: BH) (“Biglari Holdings” or the “Company”) today issued the following letter to shareholders of the Company:

Dear Shareholders of Biglari Holdings Inc.:

Over the past six years we have transformed your Company from a nearly insolvent, money-losing restaurant chain on the brink of bankruptcy to form the base for Biglari Holdings, a holding company with a diverse array of valuable businesses. Today Biglari Holdings’ subsidiaries generate strong cash flows that fuel the parent corporation’s continued growth. To put it simply, the Company has been designed to maximize long-term growth of capital. Biglari Holdings is continually being shaped by Sardar Biglari, who has created substantial value for all stockholders. A share of Biglari Holdings stock could have been purchased for $144 on August 5, 2008, the day Sardar Biglari became CEO of the Company. As of March 6, 2015, an investor would have earned a total return of 266.8%, outperforming the S&P 500 Index by 175 percentage points.

As you may be aware, Groveland Capital LLC (“Groveland”), an owner of 0.17% of Biglari Holdings’ stock, has launched a proxy contest to take over the entire Biglari Holdings Board. Thus, a group with practically no “skin in the game,” no articulated plan for the Company, and no individual with any relevant operating experience in its list of nominees is spending roughly 20% of its investment in an effort to take over Biglari Holdings.

You may have recently received a letter from Groveland that is riddled with misrepresentations, inaccurate data and flawed analysis to distract shareholders from the remarkable building of value under our stewardship.  We are writing to clarify some of the misinformation from Groveland, to update you on our ongoing progress, and to share our views on why the Groveland nominees are wrong for Biglari Holdings’ shareholders.

 It is imperative that you take the time to read and consider the facts so you can make an informed decision on this important matter when it is brought to a vote at our Annual Meeting on April 9, 2015.  We urge you to vote the BLUE proxy card FOR the Biglari Holdings nominees and ask that you NOT return any WHITE proxy card sent to you by Groveland.  A vote for the Biglari Holdings nominees is a vote for continuing our strong and proven track record of creating shareholder value.

A Track Record of Creating Shareholder Value

Biglari Holdings is, very simply, a vehicle for shareholders to invest in a proven entrepreneur, operator, and investor, Sardar Biglari. Under Mr. Biglari’s leadership — through effective management of operations — he quickly turned around the Company. In 2008, our Company was operating at a daily loss in excess of $100,000 per day and was within 90 days of insolvency. From a standing start of $1.6 million in cash in 2008, Mr. Biglari resurrected the Company, demonstrated by the fact that at the end of fiscal 2014, our cash and investments had grown to $766.6 million. The intrinsic value record of Biglari Holdings is extraordinary.

Investment Track Record

After the turnaround in 2009, the Company generated cash beyond its operating needs; thus Mr. Biglari assumed responsibility for managing Biglari Holdings’ investments.  We have employed a disciplined, logical capital allocation strategy in which capital is rationally reallocated from surplus cash generated by subsidiaries into areas that can maximize long-term capital growth. These results have been meteoric. From August 2009 through December 31, 2014, Biglari Holdings has earned $490 million in investment gains.

Sardar Biglari’s Investment Performance vs. the S&P 500 Index

Annual Percentage Change

Year	Return From Biglari Investments (1)	S&P 500 Return (2)	Outperformance of S&P 500 (1)-(2)
2009	19.9	14.0	5.9
2010	33.5	15.1	18.4
2011	13.7	2.1	11.6
2012	25.1	16.0	9.1
2013	69.1	32.4	36.7
2014	20.6	13.7	6.9
Average Annual Return	32.8%	17.0%	15.8%
Overall Return	364.3%	133.9%	230.4%

Biglari Holdings’ investments have produced annualized returns of 32.8% from August 2009, compared to annualized returns of 17.0% for the S&P 500 Index during the same period.   Our investments have far outperformed the S&P 500 Index.

Steak n Shake’s Remarkable Turnaround

When current management assumed responsibilities for Steak n Shake, the restaurant chain was losing nearly $100,000 per day.  By fiscal 2010, the chain was making over $100,000 per day.  As CEO of Steak n Shake, Mr. Biglari was and is involved in all key day-to-day management decisions, including supply chain logistics, marketing, menu, operations, plus domestic and international franchising.  As a result of our effective repositioning of the brand, Steak n Shake is one of only two restaurant companies that have experienced consecutive increases in same-store sales in each of the last 23 quarters. Cumulative same-store sales have increased by 27.3% and same-store traffic by 37.8%, thereby reversing a decade-long decline in customer traffic under prior management. Furthermore, Steak n Shake has achieved these outstanding results without major capital expenditures.  Steak n Shake’s profitability has grown through a disciplined focus on operational and strategic initiatives to increase efficiency and magnify cash flows.  Not resting at improving existing store performance, we have also capitalized on profitable opportunities to increase revenue and strengthen the brand by developing Steak n Shake’s franchise program. Along with creating high-profile domestic and international restaurants for Steak n Shake, as well as pursuing licensing opportunities with leading retailers, such as Walmart, Mr. Biglari’s entrepreneurial approach has taken a nearly insolvent company with a regional footprint into a money-making chain expanding both nationally and internationally, truly a great American success story.

First Guard Acquisition

We entered into the property/casualty insurance business in March 2014 by acquiring First Guard, a gem of a company engaged in the direct underwriting of commercial trucking insurance.  First Guard is a well-managed, low-cost operator with extraordinary efficiency, and has never registered an underwriting loss in its history!  First Guard is an exemplary acquisition for us in that we believe it has the potential to enhance earnings growth in the coming years by leveraging the operational and financial advantages that we have developed at Biglari Holdings. To create greater value, we expect net premium volume to increase in the coming year because, effective September 1, 2014, First Guard materially reduced insurance premiums ceded to its reinsurer, a benefit now available because of Biglari Holdings’ deep capital strength.  We believe First Guard is worth far more as part of Biglari Holdings than as a stand-alone company.

Maxim Transformation

In February 2014, we acquired Maxim, a distressed business that we are in the process of revitalizing.  When we acquired Maxim, advertisers were abandoning the publication, and the magazine was suffering significant losses. Applying the same entrepreneurial zeal that Mr. Biglari employed in turning around Steak n Shake, Biglari Holdings is actively investing in Maxim. We have attracted top talent from leading publishing companies.  Already, Maxim’s print ad revenue for the March 2015 edition has increased more than 200% from the same publication date last year, and we expect that Maxim will become profitable in 2016.  In addition, we believe that Maxim can develop high-margin lines of businesses such as licensing the Maxim brand for consumer products and services.  We are in the early phases of transforming Maxim, which we believe presents a tremendous opportunity for our shareholders.

Compensation and Governance Enhancements; Response to Shareholder Engagement

We view our shareholders as the true long-term partners in our business and have met with a number of investors to solicit their feedback on issues of importance to shareholders, such as corporate governance, executive compensation, and pay and performance alignment.  We value the opinions of our shareholders, and, as a result of these discussions, our Board has implemented the following changes:

•	Appointed a lead independent director

•	Retained an independent compensation consulting firm to conduct a comprehensive review of our executive compensation program for 2015

•	Enhanced compensation disclosure in our public filings to better describe our compensation philosophy, including a separate discussion for each of our operating businesses and investments

•	Formally adopted stock ownership guidelines for our non-employee directors and

•	Implemented a clawback policy related to Mr. Biglari’s incentive compensation.

Serious Concerns about Groveland

Groveland surfaced this year by publicly announcing its nomination of six individuals — i.e., a full replacement of our Board — for election to the Board of Biglari Holdings, which would give them control of the Company.  Prior to this announcement, Groveland had never made any effort to reach out to us.  Nevertheless, we arranged a meeting with Groveland’s representatives in January to discuss its proposals. We have become convinced that the election of Groveland’s nominees would cause serious harm to our business and shareholders for the following reasons:

•
Groveland has invested a little over $1 million in an attempt to acquire control of a $1 billion company.  By nominating a full slate of six directors despite owning 0.17% of Biglari Holdings’ stock, it is evident to us that Groveland is attempting to acquire effective control of the Company for its own, not shareholders’, benefit.  Groveland is spending approximately 20% of its investment to run this proxy contest. How could there be any alignment of interests between Groveland and Biglari Holdings’ shareholders?  In fact, in a 2012 proxy contest for control of Pro-Dex, Inc., a group led by Groveland’s Nick Swenson stated, “Without ‘skin’ in the game, we believe the Board is not motivated to create value for shareholders.”  According to Mr. Swenson’s own standards, we find it hard to believe that the Groveland nominees will be motivated to create value for Biglari Holdings’ shareholders given Mr. Swenson’s and his nominees’ lack of any meaningful ownership of shares. Rather, we believe Groveland is clearly acting for its own benefit and not in the best interests of our shareholders.

•
Short-Term Focus:  Groveland and its nominees are traders of our stock, not long-term investors.  Groveland has bought and sold our stock for its own gain, while one of its nominees, Seth Barkett, has completely exited his position in Biglari Holdings twice in the last two years. He presently owns zero shares.  The current Board’s long-term focus on maximizing shareholder value stands in stark contrast to Groveland’s trader mentality.  In fact, our six current directors have never sold a single share of our stock, further demonstrating their alignment with the best long-term interests of our shareholders.

•
Lack of Credible Experience:  Groveland has nominated a slate of directors that largely has no credible board experience or managerial skills. We have serious misgivings about the ability of this group to effectively manage Biglari Holdings and its diverse array of businesses and investments, as well as to fill the many roles performed by Mr. Biglari. The Groveland nominees have never managed a business anywhere near the scale of Biglari Holdings.

•
Lack of Business Plan:  Despite the fact that it is seeking to replace the entire Board and the CEO, Groveland has not articulated any business plan or strategic initiatives for our Company. The Groveland group has presented absolutely no plans for how it could and would operate Biglari Holdings, Steak n Shake, Maxim and First Guard.

•
Serious Concerns Regarding Track Record of Stewardship:  We have grave concerns regarding the credibility and integrity of Groveland’s nominees, including Nick Swenson.  As Chairman and Chief Executive Officer of Air T, Inc., Mr. Swenson has repeatedly broken promises to shareholders.  As part of a previous proxy contest, Swenson told Air T shareholders that the Chairman and CEO positions should be separate, and yet in under a year he installed himself as both Chairman and CEO.  Swenson also fought publicly against prior management on adopting a poison pill but later implemented a poison pill after taking creeping control of the company. This occurred despite the fact that Swenson urged Air T shareholders to reject a poison pill in the prior year.  Air T shareholders overwhelmingly voted to repeal the poison pill — only to find that their former “proponent” would reinstate the poison pill when it served his own interests.  In addition, Mr. Swenson partnered with Tom Petters in a 2006 acquisition of Sun Country Airlines, which in 2008 filed for bankruptcy.  Petters is currently serving a 50-year sentence in federal prison after being convicted of orchestrating the third largest Ponzi scheme in U.S. history.  Ask yourself:  Is Mr. Swenson someone you can trust to protect your investment?

•
History of Questionable Corporate Governance:  In 2014, Pro-Dex, Inc., under the leadership of Mr. Swenson as Chairman of the Board, launched a rights offering on terms that we believe are far less favorable to shareholders than those of Biglari Holdings’ recent rights offerings.  In the Pro-Dex offering, shareholders had to exercise their rights or they would lose them; they did not have the option to sell their rights as in Biglari Holdings’ offerings.  Also, unlike the Biglari Holdings offerings, which afforded oversubscription rights to all shareholders, placing all shareholders on an even footing, the ability to oversubscribe in the Pro-Dex offering was provided only to an affiliate of Mr. Swenson and another director, allowing Mr. Swenson to potentially consolidate control at a discount — and at the expense of other shareholders.

In addition to the troubling terms of the Pro-Dex rights offering conducted during Mr. Swenson’s tenure as Chairman was his apparent lack of thorough planning.  The rights offering provided that Pro-Dex’s two largest shareholders, AO Partners I, LP, an affiliate of Mr. Swenson’s, and Farnam Street Partners, L.P., an affiliate of another Pro-Dex director, would be required to act as standby purchasers to acquire all unsubscribed shares in the rights offering.  After consummating the rights offering, however, Pro-Dex had to eliminate this backstop obligation because the company concluded that it would have jeopardized Pro-Dex’s ability to utilize its net operating loss or tax credit carryforwards.  It appears to us that Mr. Swenson failed to perform a preliminary analysis of the tax impacts of the Pro-Dex rights offering.  This type of risky, almost treacherous, behavior cannot be tolerated by and for Biglari Holdings’ shareholders.

•
Groveland is Misrepresenting Facts:  The preliminary proxy statements filed by Groveland with the Securities Exchange Commission and the letter dated February 13, 2015, mailed by Groveland to Biglari Holdings’ shareholders, were riddled with what we believe to be false, misleading statements regarding material facts that call into question Groveland’s overall credibility and its understanding of basic corporate finance.  A few examples follow:

o
Comparing Apples and Oranges.  Groveland compares our expenses and operating performance — which includes media, insurance and investment activities — to that of restaurant companies. As Warren Buffett, CEO of Berkshire Hathaway, has written to his shareholders, “Segment information is equally essential for investors wanting to know what is going on in a multi-line business.” Groveland fails to segment report or make any kind of meaningful comparison of our restaurant holdings to other restaurant companies.

o
Narrow Call for New Leadership.  Groveland calls for a new Chief Executive Officer with restaurant operating experience.  Groveland appears to ignore the fact that Mr. Biglari has over the past six years taken Steak n Shake from the verge of bankruptcy to producing one of the more remarkable turnaround successes in recent history. Furthermore, Groveland again fails to account for our other businesses, not addressing who would become the CEO of Biglari Holdings, who would manage the First Guard investment portfolio, who would oversee the Maxim turnaround, and who would manage our significant investments.

o
Focus on Operating Income.  Groveland repeatedly bases its analysis of Biglari Holdings’ performance on operating income, a metric that completely disregards the contribution of investments to the overall value of the Company.  This betrays, in our view, a fundamental misunderstanding of our capital allocation strategy, which forms the bedrock of increasing per-share intrinsic value.

o
Inaccurate Restaurant General & Administrative Analysis.  Groveland asserts that per-store restaurant G&A margins have been widening.  Groveland’s analysis, however, completely ignores the franchise initiative we began in fiscal 2010 and the costs associated with it that appear in restaurant G&A.  In fact, an accurate comparison of restaurant G&A margins since fiscal 2009 that adjusts for growth in franchising would demonstrate stable per store restaurant G&A margins.

o
Failure to Read the Footnotes.  Groveland also appears to have inconsistently calculated Selling, General & Administrative figures throughout its proxy statement by comparing our SG&A expenses, which include advertising and marketing, to certain companies that exclude advertising and marketing expenses from reported SG&A, a fact clearly disclosed in the footnotes to the relevant financial statements. In other words, in making a comparison of SG&A expenses, Groveland burdens us with marketing expenses but omits these costs from other restaurant chains.

o
Misrepresented Stock Performance.  Groveland asserts that Biglari Holdings’ stock has underperformed its benchmark indices and peer group over the past 1-year, 3-year, and 5-year time frames.  It appears, however, that Groveland failed to make any adjustments to account for two rights offerings conducted by the Company in 2013 and 2014.  Failure to make any appropriate and customary adjustments materially understates Biglari Holdings’ stock performance.  Accordingly, we believe that Groveland’s stock price comparisons are naïve at best and intentionally deceptive at worst.

It appears that Groveland is either incapable of correctly analyzing our businesses or is intentionally trying to mislead shareholders to advance its own agenda.

We strongly believe a vote to elect the Groveland nominees would be contrary to the best interests of shareholders and urge you to support the Biglari Holdings’ nominees.

The Right Future for Biglari Holdings

Groveland is seeking to take control of Biglari Holdings but lacks the experience, managerial skills and credibility necessary to serve all shareholders’ interests.  We believe that the election of the Groveland nominees to the Board would have disastrous consequences for our businesses and for our long-term shareholder value.

In contrast, the current Board has delivered strong long-term results and continues to advance per-share intrinsic value with unwavering focus.  We believe that our Board is properly constituted with the right blend of skills and experience and that the guidance and disciplined oversight of our directors have helped drive our success.  We are relentlessly improving our operating efficiencies, diligently making sensible acquisitions, allocating capital to drive further growth and continuously evaluating opportunistic transactions.  We believe we are poised to continue our prosperous journey, which is only at its nascent stages.

We urge you to vote the BLUE proxy card today to elect all six Biglari Holdings nominees and protect your investment.

Sincerely,

Independent Directors of Biglari Holdings

/s/William L. Johnson	/s/Ruth J. Person	/s/Kenneth R. Cooper	/s/James Mastrian

William L. Johnson Lead Independent Director	Ruth J. Person Independent Director	Kenneth R. Cooper Independent Director	James Mastrian Independent Director

If you have any questions, require assistance with voting your BLUE proxy card, or need additional copies of the proxy materials, please contact our proxy solicitor:

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, NY 10022
(212) 297-0720
Shareholders Call Toll-Free at: (877) 279-2311
E-mail: info@okapipartners.com

About Biglari Holdings Inc.

Biglari Holdings Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities, including media, property and casualty insurance, as well as restaurants. The Company’s largest operating subsidiaries are involved in the franchising and operating of restaurants. All major operating, investment, and capital allocation decisions are made for the Company and its subsidiaries by Sardar Biglari, Chairman and Chief Executive Officer.

Risks Associated with Forward-Looking Statements

This news release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the company's filings with the SEC.

CONTACT:  Bruce Lewis (210) 344-3400